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Exhibit 10.7.3

Amendment No. 2 to

Alliant Techsystems Inc.
1990 Equity Incentive Plan
Amendment and Restatement as of January 26, 1999

        The Alliant Techsystems Inc. 1990 Equity Incentive Plan, as amended and restated as of January 26, 1999 (the "Plan") is hereby amended as follows, effective March 19, 2002:

        Section 4 of the Plan is amended by adding the following subparagraph (d):

        (d)  The Committee established under Article 4(a) shall solely be responsible for granting Restricted Stock, Performance Shares or Performance Units under the Plan for any employee who is the Chief Executive Officer or who is among the four highest compensated officers of the Company (other then the Chief Executive Officer.). In the case of such employees, all Awards shall be subject to performance goals that must be objective (that is, must be such that a third party having knowledge of the relevant facts could determine whether the goal is met), and must state, in terms of an objective formula or standard the method for computing the amount of the Award that is earned if the goal is attained. A formula or standard is considered objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the employee. The Committee shall also be responsible for certifying the extent to which such employees have satisfied each of his or her performance goals. Performance goals must be established prior to the grant of the Restricted Stock, Performance Shares or Performance Units. Performance goals may take into account the business criterion listed in Article 6(g)(ii). The Committee may not increase the size of the Award that would be due upon attainment of the performance goals.

        Section 6(a) is amended by adding the following subparagraph (v):

        (v)  Awards intended to satisfy the requirements of Code Section 162 for performance based compensation shall satisfy the requirements of Article 4(d).

        Except as expressly amended herein, the Plan shall remain in full force and effect in accordance with its terms and provisions as in effect on the effective date of this Amendment No. 2

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Amendment No. 2 to Alliant Techsystems Inc. 1990 Equity Incentive Plan Amendment and Restatement as of January 26, 1999